As filed with the Securities and Exchange Commission on September 18, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

UNION DRILLING, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1537048
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Union Drilling, Inc. 4055 International Plaza Suite 610 Fort Worth, Texas 76109 (817) 735-8793	David S. Goldberg Vice President, General Counsel and Corporate Secretary 4055 International Plaza, Suite 610 Fort Worth, Texas 76109 (817) 735-8793
(Address, including zip code, and telephone number,	(Name and address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

copy to:

Brian D. Barnard

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, Texas 76102

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐            Accelerated filer  ☑            Non-accelerated filer  ☐            Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,000,000	$6.54	$19,620,000	$1,095

(1)	Does not include 12,726,540 shares of unsold common stock of Union Drilling, Inc. covered by Registration Statement No. 333-151013 that are being carried over to this registration statement. Also does not include the registration fee of $9,437.89 that was previously paid with respect to such securities.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the NASDAQ Global Select Market on September 14, 2009, which was $6.54 per share.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement is a combined prospectus and also relates to 12,726,540 shares of common stock registered under the Registration Statement on Form S-3 (Registration Statement No. 333-151013) of Union Drilling, Inc. that are being carried forward in connection with this registration statement. In the event that any of such previously registered common stock is offered prior to the effective date of this registration statement, the amount of any such common stock will not be included in any prospectus hereunder. The amount of common stock being registered pursuant to this registration statement, together with the remaining common stock registered under Registration Statement No. 333-151013, represents the maximum amount of common stock that the registrant expects to offer for sale.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 18, 2009

15,726,540 Shares

of Common Stock

We may offer and sell, from time to time in one or more offerings, up to 5,000,000 shares of our common stock. In addition, the selling stockholders identified in this prospectus under the heading “Selling Stockholders,” or their transferees, pledges, donees or other successors, may sell up to an aggregate of 10,726,540 shares of our common stock from time to time under this prospectus and any prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

This prospectus provides you with a general description of the common stock we or the selling stockholders may offer. Each time we or the selling stockholders sell common stock, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our common stock.

Our common stock trades on the NASDAQ Global Select Market under the symbol “UDRL.” On September 14, 2009, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $6.73 per share.

See “Risk Factors” beginning on page 2 for a discussion of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer from time to time up to 5,000,000 shares of our common stock in one or more offerings and the selling stockholders may offer from time to time up to 10,726,540 shares of common stock.

Each time we or the selling stockholders use this prospectus to offer shares of common stock, we or the selling stockholders will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, change or update other information contained in this prospectus.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement we may authorize to be delivered to you. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, as described in the “Where You Can Find More Information” section. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since these dates.

We encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus before making a decision whether to invest in the common stock.

ABOUT UNION DRILLING, INC.

In this prospectus, “Union Drilling,” “we,” “our,” and “us” refer to Union Drilling, Inc.

We provide contract land drilling services and equipment, primarily to natural gas producers in the United States. In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. We commenced operations in 1997 with 12 drilling rigs and related equipment acquired from an entity providing contract drilling services under the name “Union Drilling.” Through a combination of acquisitions and new rig construction, we currently operate a fleet of 71 marketed land drilling rigs. We presently focus our operations in selected natural gas production regions in the United States. We do not invest in oil and natural gas properties. The drilling activity of our customers is highly dependent on many factors, including the market price of oil and natural gas, available capital, available drilling resources, support services and market availability. These factors should not be considered an exhaustive list. See “Risk Factors” starting on page 2 of this prospectus.

Substantially all of our rigs operate in unconventional natural gas producing areas, which are characterized by formations with very low permeability rock, such as shales, tight sands and coal bed methane, or CBM, that require specialized drilling techniques to efficiently develop the natural gas resources. Horizontal drilling is often used in these formations to increase the exposure of the wellbore to the natural gas producing formation and increase drainage rates and production volumes. We have equipped 52 of our 71 rigs for drilling horizontal wells. As many of these areas are also characterized by hard rock formations entailing more difficult drilling penetration conditions, we have equipped 48 of our 71 rigs with compressed air circulation systems, also known as underbalanced drilling, which provide higher penetration rates through hard rock formations when compared to traditional fluid-based circulation systems. In response to rising demand from our customers for equipment that is capable of drilling wells horizontally into unconventional natural gas formations and for underbalanced drilling services, we have increased our fleet of drilling rigs with these capabilities through acquisitions and new rig construction.

Our principal operations are in the Appalachian Basin, extending from New York to Tennessee, the Arkoma Basin in eastern Oklahoma and Arkansas, including the Fayetteville Shale, and the Fort Worth Basin in northern Texas, including the Barnett Shale. Since 2005, we have completed several transactions in order to enhance our ability to serve these markets. These transactions included our purchase of Thornton Drilling Company and eight rigs from SPA Drilling L.P. in April 2005, as well as numerous subsequent drilling rig purchases as our business needs have warranted.

Union Drilling, Inc. is a Delaware corporation. Our principal executive offices are located at 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, and our telephone number at that address is (817) 735-8793. Our website is located at www.uniondrilling.com. The information on our website is not part of this prospectus.

RISK FACTORS

In evaluating an investment in the common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth below for risks involved with an investment in the common stock.

Risks Relating To Our Business

We operate in a highly competitive industry with excess drilling capacity which can adversely affect our results of operations and access to our revolving credit facility.

The contract land drilling services industry in which we operate is very competitive. Further, drilling rigs are mobile and can be moved from one market to another in response to market conditions, which heightens the competition in the industry. Over the last two years, there has been a substantial increase in the supply of land drilling rigs, whether through new construction or refurbishment, while the demand for such rigs over the last year has dramatically decreased due to low natural gas prices. As a result, there is currently excess capacity in the geographic markets in which we operate with the number of drilling rigs available for use exceeding the demand for rigs. Excess capacity and price competition can negatively impact our revenue rates, utilization and profitability, as well as the value of our rig equipment, which could result in write-downs of our asset carrying values. The availability of our revolving credit facility is based, in part, on the value of our rig equipment, and if there are significant declines in the value of such equipment, access to our revolving credit facility could be reduced.

A volatile global economy affects our business.

As a result of continuing volatility in oil and natural gas prices and substantial uncertainty in the capital and credit markets due to the current global economic environment, we are unable to accurately predict the extent to which our customers will reduce spending on exploration and development drilling or whether customers and /or vendors and suppliers will be able to access financing necessary to sustain their current level of operations, fulfill their commitments and/or fund future operations and obligations. Furthermore, we are unable to predict the extent our existing customers will have continuing viability and capability to pay amounts owed to us. The global economic environment is impacting industry fundamentals, and the resulting decrease in demand for drilling rigs has caused the drilling industry to contract. These conditions, if they persist indefinitely, could have a material adverse effect on our business, including reductions in our revenues and profits and possible impairments of our rig fleet.

Our business and operations are substantially dependent upon, and affected by, the level of U.S. land-based natural gas exploration and development activity, which has experienced significant volatility. When the level of that activity decreases, our business and results of operations are adversely affected.

Our business and operations are substantially dependent upon, and affected by, the level of U.S. land-based natural gas exploration and development activity. Exploration and development activity determines the demand for contract land drilling and related services. We have no control over the factors driving the level of U.S. natural gas exploration and development activity. When the level of that activity decreases, our business and results of operations are adversely affected. Other factors include, among others, the following:

•	the market prices of natural gas;

•	market expectations about future prices of natural gas or oil;

•	the cost of producing and delivering natural gas;

•	the capacity of the natural gas pipeline and storage network;

•	government regulations and trade restrictions;

•	the presence or absence of tax incentives;

•	national and international political and economic conditions;

•	levels of production by, and other activities of, the Organization of Petroleum Exporting Countries and other oil and natural gas producers;

•	the levels of imports of natural gas, whether by pipelines from Canada or Mexico or by tankers in the form of liquefied natural gas; and

•	the development of alternate energy sources and the long-term effects of worldwide energy conservation measures.

The land-based contract drilling industry has experienced significant volatility in profitability and asset values. The industry’s most recent significant downturn began in the second half of 2008 and declined rapidly in 2009. Management is unable to predict at the present time the extent or longevity of this market decline. The major causes of the industry downturn were generated by a significant widespread global economic downturn and credit restrictions. This economic downturn, driven by decreasing demand, has generated lower natural gas prices and, in turn, has reduced many of our customers’ capital expenditures as well as their ability to finance their commitments. We cannot predict the future level of demand for, or pricing of, natural gas, for our contract drilling services or overall future conditions in the land-based contract drilling industry. We have seen a downturn in our rig utilization, and an increase in requests from customers for pricing considerations. We continue to monitor, evaluate, and implement changes to meet these changing conditions. We have laid off workers, deferred capital expenditures to future periods, and reduced costs.

Term contracts may in certain instances be terminated without an early termination payment.

Term drilling contracts customarily provide for termination at the election of the customer, with an “early termination payment” to be paid to us if a contract is terminated prior to the expiration of the term. However, under certain limited circumstances, such as destruction of a drilling rig, limited capital resources of the customer or bankruptcy of the customer, no early termination payment may be paid to us or, if paid, not paid in a timely manner. Even if an early termination payment is owed to us, the recent deteriorating global economy may affect the customer’s ability to timely pay (or pay at all) the early termination payment.

In the year ended December 31, 2008, we derived approximately 35% of our total revenues from three customers. The loss of any of those customers or the failure to remarket the rigs employed by those customers could have a material adverse effect on our financial condition and results of operations.

In the year ended December 31, 2008, our three largest customers accounted for approximately 18%, 12% and 5%, respectively, of our total revenues. Our principal customers may not continue to employ our services and we may not be able to successfully remarket the rigs that they may choose not to utilize. The loss of any of our principal customers or the failure to remarket the rigs utilized by those customers could have a material adverse effect on our financial condition and results of operations.

Increased demand among drilling contractors for consumable supplies, including fuel, and ancillary rig equipment, such as pumps, valves, drillpipe and engines, may lead to delays in obtaining these materials and our inability to operate our rigs in an efficient manner.

Most of our contracts provide that our customers bear the financial impact of increased fuel prices. However, prolonged shortages in the availability of fuel to run our drilling rigs resulting from action of the elements, warlike actions or other ‘Force Majeure’ events could result in the suspension of our contracts and have a material adverse effect on our financial condition and results of operations. We have periodically experienced increased lead times in purchasing ancillary equipment for our drilling rigs. To the extent there are significant delays in being able to purchase important components for our rigs, certain of our rigs may not be available for operation or may not be able to operate as efficiently as expected, which could adversely affect our financial condition, results of operations and cash flows.

Decreased demand among drilling contractors for consumable supplies, including fuel, and ancillary rig equipment , such as pumps, valves, drillpipe and engines, may lead to future delays in obtaining these materials and our inability to operate our rigs in an efficient manner.

Reduced demand can drive suppliers from the market. With reduced suppliers, consumables for our operations may not be readily available. Additionally, suppliers may experience shortfalls in obtaining their materials and/or labor. Suppliers who have been regular providers to us may experience shortfalls and that may lead to delays as we secure other sources.

To the extent we acquire additional rigs in the future, we may experience difficulty integrating those acquisitions. Additionally, we may incur debt to effect those acquisitions, which adds additional financial risk to our business. To the extent we incur additional debt in financing acquisitions, it may adversely affect our financial position.

The process of integrating acquired rigs or newly constructed rigs may involve unforeseen difficulties and may require a disproportionate amount of management’s attention and other resources. We may not be able to successfully manage and integrate new rigs into our existing operations or successfully maintain the market share attributable to drilling rigs that we purchase. We also may encounter cost overruns related to newly constructed rigs or unexpected costs related to acquired rigs, including costs associated with major overhauls. To the extent we experience some or all of these difficulties, our financial condition would be adversely affected.

Expanding our fleet by building new rigs or acquiring rigs from third parties may cause us to incur additional debt that could increase our financial risk.

We may decide to purchase or internally build additional drilling rigs and upgrade or refurbish some of our marketed drilling rigs. Any delay could result in a loss of revenue.

We may purchase or internally build additional fit-for-purpose drilling rigs and upgrade or refurbish some of our current drilling rigs. All of these projects are subject to risks of delay or cost overruns inherent in large construction projects. Among those risks are:

•	shortages of equipment, materials or skilled labor;

•	long lead times or delays in the delivery of ordered materials and equipment;

•	engineering problems;

•	work stoppages;

•	weather interference;

•	availability of specialized services; and

•	cost increases.

These factors may contribute to delays in the delivery, upgrade or completion of the refurbishment of the drilling rigs, which could result in a loss of revenue. Additionally, we may incur higher costs than expected, which would adversely affect the economics of the investment in such rigs.

We may not be able to raise additional funds through public or private financings or additional borrowings, which could have a material adverse effect on our financial condition.

The contract drilling industry is capital intensive. Our cash flow from operations and the continued availability of credit are subject to a number of variables, including general economic conditions, and more specifically, our rig utilization rates, operating margins and ability to control costs and obtain contracts in a competitive industry. Our cash flow from operations and present borrowing capacity may not be sufficient to fund our anticipated acquisition program, capital expenditures and working capital requirements. We may from time to time seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or otherwise. To the extent our capital resources and cash flow from operations are at any time insufficient to fund our activities or repay our indebtedness as it becomes due, we will need to raise additional funds through public or private financings or additional borrowings. We may not be able to obtain any such capital resources. If we are at any time not able to obtain the necessary capital resources, our financial condition and results of operations could be materially adversely affected.

We could be adversely affected if we lost the services of certain of our officers and key employees.

The success of our business is highly dependent upon the services, efforts and abilities of certain key employees, such as our regional managers and of Christopher D. Strong, our President and Chief Executive Officer, and David S. Goldberg, our General Counsel. Our business could be materially and adversely affected by the loss of any of these individuals. We have employment agreements with certain key employees. We do not maintain key man life insurance on the lives of any of our executive officers.

If we cannot keep our rigs utilized at profitable rates, our operating results could be adversely affected.

Our business has high fixed costs, and if we cannot keep our rigs utilized at profitable rates, our operating results could be adversely affected through reductions in our revenues and impairments of our rig fleet.

Our operations could be adversely affected by abnormally poor weather conditions.

Our operations are conducted in areas subject to extreme weather conditions, and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow or muddy conditions. Unusually severe weather conditions could further curtail our operations and could have a material adverse effect on our financial condition and results of operations.

We have limited control over the timing of payment of our deferred tax liabilities.

We currently have deferred tax liabilities and have limited control over the timing of the payment of these deferrals. These deferred liabilities could come due at a time when our revenues are reduced. This could cause tax payments to be due at a time when our cash flow from operations is reduced. Such a situation could have a material adverse effect on our financial condition. Additionally, it is possible that future tax law changes could impact our ability to realize tax savings we have recorded to date, as well as future tax savings.

Increased competition in our drilling markets could adversely affect rates and utilization of our rigs, which could adversely affect our financial condition and results of operations.

We face competition from significantly larger domestic and international drilling contractors, many with greater resources. Their greater resources may enable them to allocate those resources into any of our regional markets. The additional competition in our markets, either by existing competitors or new entrants, would increase the supply in those markets, which could adversely affect the rates we can charge and utilization levels we can achieve.

Our operations are subject to hazards inherent in the land drilling business beyond our control. If those risks are not adequately insured or indemnified against, our results of operations could be adversely affected.

Our operations are subject to many hazards inherent in the land drilling business, including, but not limited to:

•	blowouts;

•	craterings;

•	fires;

•	explosions;

•	equipment failures;

•	poisonous gas emissions;

•	loss of well control;

•	loss of hole;

•	damaged or lost equipment; and

•	damage or loss from inclement weather or natural disasters.

These hazards are to some extent beyond our control and could cause, among other things:

•	personal injury or death;

•	serious damage to or destruction of property and equipment;

•	suspension of drilling operations; and

•	substantial damage to the environment, including damage to producing formations and surrounding areas.

Our insurance policies for public liability and property damage to others and injury or death to persons are in some cases subject to large deductibles and may not be sufficient to protect us against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. We may not be able to maintain adequate insurance in the future at rates we consider reasonable, or particular types of coverage may not be available. The occurrence of events, including any of the above-mentioned risks and hazards, that are not fully insured against or the failure of a customer that has agreed to indemnify us against certain liabilities to meet its indemnification obligations could subject us to significant liability and could have a material adverse effect on our financial condition and results of operations. There is no guarantee that our insurance carriers will be able to perform at the time their performance is due.

Oil and natural gas prices are volatile, and low prices could negatively affect our financial results in the future.

Our operations can be materially affected by low oil and natural gas prices. Significant reductions in oil and natural gas prices depress the level of exploration and production activity and result in a corresponding decline in demand for our services. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, may affect both the demand for, and the supply of, oil and natural gas. Fluctuations in the demand and supply of oil and natural gas have contributed in the past to, and are likely to continue to contribute in the future to, price volatility. A prolonged reduction in demand for our services could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to environmental, health and safety laws and regulations that may expose us to liabilities for noncompliance, which could adversely affect us.

The U.S. oil and natural gas industry is affected from time to time in varying degrees by political developments and federal, state and local environmental, health and safety laws and regulations applicable to our business. Our operations are vulnerable to certain risks arising from the numerous environmental health and safety laws and regulations. These laws and regulations may restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling activities, require reporting of the storage, use or release of certain chemicals and hazardous substances, require removal or cleanup of contamination under certain circumstances, and impose substantial civil liabilities or criminal penalties for violations. Environmental laws and regulations may impose strict liability, rendering a company liable for environmental damage without regard to negligence or fault, and could expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Moreover, there has been a trend in recent years toward stricter standards in environmental, health and safety legislation and regulation, which may continue.

We may incur material liability related to our operations under governmental regulations, including environmental, health and safety requirements. We cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our business, financial condition or results of operations. Because the requirements imposed by such laws and regulations are subject to change, we are unable to forecast the ultimate cost of compliance with such requirements. The modification of existing laws and regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas for economic, political, environmental or other reasons could have a material adverse effect on us by limiting drilling opportunities.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our revolving credit facility contains various provisions that limit our ability to engage in specified types of transactions. These provisions limit our ability to, among other things:

•	incur additional indebtedness

•	issue certain preferred shares;

•	unless certain conditions are satisfied, pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments, including capital expenditures;

•	sell certain assets;

•	create liens; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Risks Related to Our Common Stock

Our principal stockholder has significant ownership.

As of September 14, 2009, Union Drilling Company LLC, our principal stockholder, owned approximately 34% of our outstanding common stock. As a result, Union Drilling Company LLC and its affiliates may substantially influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. The existence of this level of ownership concentration makes it less likely that any small holder of our common stock will be able to affect the management or direction of Union Drilling. These factors may also have the effect of delaying or preventing a change in the management or voting control of Union Drilling.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. In addition, the terms of our revolving credit facility restrict us from paying dividends and making other distributions unless certain conditions are satisfied. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

Provisions in our certificate of incorporation and bylaws as well as Delaware corporate law may make a takeover difficult.

Provisions in our certificate of incorporation and bylaws, as well as Delaware corporate law, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and/or our board of directors. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change in our management and board of directors.

Trading volume of our common stock may contribute to its price volatility.

Our common stock is traded on the NASDAQ Global Select Market. During the period from January 1, 2008 through September 14, 2009, the average daily trading volume of our common stock as reported by the NASDAQ Global Select Market was 177,163 shares. There can be no assurance that a more or less active trading market in our common stock will develop. As a result, relatively small or large trades may have a disproportionate impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock. As a result, our common stock may be subject to greater price volatility than the stock market when taken as a whole, or comparable securities of other contract drilling service providers, who may or may not have greater volumes.

The market price of our common stock has been, and may continue to be, volatile. During the period from January 1, 2008 through September 14, 2009, the trading price of our common stock ranged from $2.51 to $22.73 per share. Because of the limited trading market of our common stock and the price volatility of our common stock, you may be unable to fully sell shares of our common stock when you desire or at a price you desire.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations of similar words.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	continued availability of qualified personnel;

•	sources and availability of funds necessary to conduct operations and complete acquisitions;

•	industry trends;

•	the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate;

•	decisions about onshore exploration and development projects to be made by oil and gas companies;

•	our plans and forecasts;

•	fluctuations in demand for, and market prices of, oil and natural gas;

•	any material reduction in the levels of exploration and development activities in our areas of operations;

•	expense of current or future litigation;

•	risks associated with drilling wells;

•	operating difficulties related to drilling for natural gas, including unfavorable weather conditions;

•	competition and the highly competitive nature of our business;

•	availability, terms and deployment of capital;

•	general economic and business conditions;

•	governmental regulations, particularly relating to the environment and workplace safety;

•	terrorist attacks or war; and

•	fluctuations in interest rates.

These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained or incorporated by reference in this prospectus to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the common stock by us for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering for resale certain shares of our common stock. The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors. Other than Union Drilling Company LLC, each of the selling stockholders acquired its shares of common stock in April 2005 in a private placement. Union Drilling Company LLC, our original equity sponsor, acquired its shares at various times between April 1998 and October 2005. We are registering the common stock described below pursuant to “piggyback” registration rights agreements entered into by us and the selling stockholders in October 2005 in connection with the April 2005 private placement transaction.

The selling stockholders may choose not to sell some or all of the shares of common stock offered by this prospectus. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Because the selling stockholders from time to time may offer all or some of the shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that will be held by the selling stockholders after completion of the offering. Thus, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

Except for Mr. Ziegler, who served as a member of our board of directors through March 2006, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

The following table sets forth, for the selling stockholders to the extent known by us, the amount of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering.

All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. To our knowledge, except as described below, the selling stockholders have sole voting and investment power with respect to all of the shares shown as beneficially owned by them.

The number of shares outstanding and the percentages of beneficial ownership are based on 25,123,103 shares of our common stock issued, of which 23,123,103 were outstanding as of September 14, 2009.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered Hereby	Number of Shares to be Beneficially Owned After the Offering	Percentage of Shares to be Beneficially Owned After the Offering
Union Drilling Company LLC(1)	7,955,395	7,955,395	—	—
Wolf Marine, S.A.(2)	2,078,359	2,078,359	—	—
Steven A. Webster	554,228	554,228	—	—
William R. Ziegler	138,558	138,558	—	—

(1)

This information is based solely on Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, by Union Drilling Company LLC (“UDC LLC”), Morgan Stanley Capital Partners III, L.P. (“MSCP III”), MSCP III 892 Investors, L.P. (“MSCP 892”), Metalmark Capital LLC (“Metalmark”), Morgan Stanley Capital Investors, L.P. (“MSCI”), MSCP III, LLC (“MSCP

LLC”) and Morgan Stanley Capital Partners III, Inc. (“MSCP, Inc.”). MSCP III has shared voting and shared dispositive power over 5,239,757 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP 892 has shared voting and shared dispositive power over 536,328 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. Metalmark has shared voting and shared dispositive power over 5,787,111 shares and no sole voting or sole dispositive power over such shares. Metalmark may be deemed to have beneficial ownership of the 5,776,085 shares indirectly beneficially owned by MSCP III and MSCP 892. MSCI has shared voting and shared dispositive power over 146,615 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP LLC and MSCP, Inc., as a result of their respective relationship with MSCI, each reported shared voting and shared dispositive power over the 146,615 shares deemed to be indirectly beneficially owned by MSCI.

(2)	This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, by Wolf Marine, S.A.

PLAN OF DISTRIBUTION

Either we or the selling stockholders may sell the common stock in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•

the purchase price of the common stock from us or the selling stockholders and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us or the selling stockholders from the sale of the common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act.

Sale Through Underwriters or Dealers

If we or the selling stockholders use underwriters in the sale of common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we or the selling stockholders inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to conditions, and the underwriters will be obligated to purchase all the common stock if they purchase any common stock. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the common stock in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered common stock sold for their account may be reclaimed by the syndicate if such offered common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered common stock, which may be higher then the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling stockholders use dealers in the sale of common stock, we or the selling stockholders will sell the common stock to them as principals. They may then resell the common stock to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the common stock may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of that common stock. We or the selling stockholders will include in any prospectus supplement the names of the dealers and the terms of the transactions.

Direct Sales and Sales Through Agents

We or the selling stockholders may sell the common stock directly. In that event, no underwriters or agents would be involved. We and the selling stockholders may also sell the common stock through agents we or the selling stockholders designate from time to time. In the prospectus supplement, we or the selling stockholders will name any agent involved in the offer or sale of the common stock, and we or the selling stockholders will describe any commissions payable by us or the selling stockholders, respectively, to the agent. Unless we or the selling stockholders inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholders may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the common stock. We or the selling stockholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we or the selling stockholders so indicate in the prospectus supplement, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock from us or the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We or the selling stockholders may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or the selling stockholders or perform services for us or the selling stockholders in the ordinary course of their businesses.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is subject to, and is qualified in its entirety by reference to, applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation, referred to in this prospectus as the certificate of incorporation, and our Amended and Restated Bylaws, referred to in this prospectus as the bylaws. The certificate of incorporation was filed with our registration statement on Form S-1 (File No. 333-127525) filed on August 15, 2005 and is incorporated herein by reference for all purposes. The bylaws were filed in our Current Report on Form 8-K filed on August 9, 2007 and are incorporated herein by reference for all purposes.

Authorized and outstanding capital stock

The authorized capital stock of Union Drilling consists of 75,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. As of September 14, 2009, there were 25,123,103 shares of our common stock issued, of which 23,123,103 shares were outstanding and no shares of our preferred stock issued or outstanding.

Common stock

Voting rights

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The common stock does not have cumulative voting rights in the election of directors. The vote or concurrence of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class, is necessary as follows:

•	to adopt, amend or repeal our bylaws;

•	to remove a director or the entire board;

•	to call a special meeting of stockholders; and

•

to amend or repeal, or to adopt any provision inconsistent with, Articles Fifth (Management), Sixth (Limitation of Liability), Seventh (Indemnification), Eleventh (Renouncement of Business Opportunities) or Twelfth (Amendments) of the certificate of incorporation.

Dividends and other rights

Subject to the rights of the holders of any class of our capital stock having any preference or priority over the common stock, and subject to any restrictions that may be contained in our credit agreements or other debt instruments from time to time, the holders of common stock are entitled to dividends in such amounts as may be declared by the board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to the common stock.

Shares of common stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. The common stock is not subject to redemption.

Preferred stock

Our certificate of incorporation authorizes the board of directors, subject to limitations prescribed by law, to provide for the issuance of up to 100,000 shares of preferred stock in one or more series. The board is authorized to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

We believe that the ability of the board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise from time to time. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board may determine not to seek stockholder approval.

Although the board has no intention at the present time of doing so, it could issue a series of preferred stock that may, depending on the terms of such series, hinder, delay or prevent the completion of a merger, tender offer or other takeover attempt. Among other things, the board could issue a series of preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Anti-takeover effects of our certificate of incorporation and bylaws

Classified Board

Our certificate of incorporation provides for the board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation also provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Replacement of Directors

Except as otherwise expressly prescribed by law and subject to the terms of any preferred stock, the directors, not the stockholders, are permitted to elect a replacement director to fill any vacancy on the board caused by death, resignation, retirement, disqualification, removal or otherwise, and the stockholders may not elect directors to fill any newly created directorships created by the board, unless a majority of the directors then in office shall have authorized the stockholders to fill such vacancy.

Meetings of stockholders

Our bylaws provide that the only business (including election of directors) that may be considered at an annual meeting of stockholders, in addition to business proposed (or persons nominated to be directors) by the directors, is business proposed (or persons nominated to be directors) by stockholders who comply with the notice and disclosure requirements set forth in such bylaws, unless otherwise provided by law. In general, the bylaws require that a stockholder give us notice of proposed business or nominations no later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of stockholders. In general, in addition to a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the notice must also contain information about the stockholder proposing the business or nomination, his interest in the business, the number of shares of stock of Union Drilling owned by the stockholder, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitations.

In addition, our certificate of incorporation provides that a special meeting of stockholders may be called only by a majority of the directors or upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Amendment of the certificate of incorporation

Our certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class, is required to amend the provisions of the certificate of incorporation discussed above and certain other provisions.

Amendment of bylaws

Our certificate of incorporation and our bylaws provide that a majority of the entire board shall have the power, without the assent or vote of the stockholders, to adopt, amend or repeal the bylaws and that, except as otherwise expressly prescribed by law, the stockholders may not adopt, amend or repeal the bylaws, except by the affirmative vote of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Renouncement of business opportunities

Several of our directors and affiliates have investments in other oilfield service companies that may compete with us, and they may invest in other similar companies in the future. Our certificate of incorporation provides that we renounce any interest in those business opportunities and that neither our directors nor their affiliates have any obligation to offer us those opportunities. These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Liability of directors; indemnification

Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the General Corporation Law of Delaware, or DGCL, that a director will not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions do not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as it now exists or hereafter may be amended, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that if the DGCL is amended after the date of filing of the certificate of incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director, in addition to the limitation on personal liability provided for already, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this provision in our certificate of incorporation will be effective prospectively only, and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification. Our stockholders may not amend, repeal or adopt any provision inconsistent with the limitation of liability provision set forth in our certificate of incorporation, except by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock.

Our certificate of incorporation and bylaws also provide for indemnification of directors and officers to the fullest extent permitted by the DGCL. Such right includes the right to be paid expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under Delaware law. Any repeal or modification of this provision in our certificate of incorporation will be effective prospectively only, and will not limit the rights of any such director or officer or the obligations of Union Drilling with respect to any claim arising from or related to the services of such director or officer. In addition, we may indemnify, to the fullest extent permitted by law, any employee or agent who is not a director or officer.

Our certificate of incorporation and bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Union Drilling, or who is or was serving at our request as a director, officer, trustee, partner, employee or agent of one of our subsidiaries or of any other organization, against any liability asserted against that person or incurred by that person in any such capacity, whether or not we would have the power to indemnify such person against such liability under the DGCL.

Delaware takeover statute

Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Section 203 of the DGCL, which is Delaware’s anti-takeover law, in order to give our significant stockholders, including Union Drilling Company LLC, greater flexibility in transferring their shares of our common stock. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation (an “interested stockholder”) could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the transaction is approved in a specified manner or the interested stockholder acquires a specified higher percentage of the voting stock. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Delaware anti-takeover law, a transferee of Union Drilling Company LLC could pursue a takeover transaction that was not approved by our board of directors.

Transfer agent and registrar

National City Bank is the transfer agent and registrar for our common stock.

Composition of the board of directors

Pursuant to the provisions of our Shareholders’ Agreement dated as of October 2005 by and between Union Drilling, Inc., Union Drilling Company LLC, a subsidiary of Metalmark Capital LLC (“UDCL”), and certain other persons, our board of directors is comprised of a number of independent directors as required by securities laws and regulations, and additional directors as designated by Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively referred to as MSCP Funds) and the Somerset Group (as defined in the Shareholders’ Agreement) in a proportionate amount as determined by the formula set forth in the Shareholders’ Agreement. Generally, each of MSCP Funds and the Somerset Group shall be entitled to designate a number of directors equal to the following calculation:

•	the total number of director designees, which means the number of directors set forth in our bylaws minus the independent directors, subject to specified exceptions,

•	multiplied by a fraction:

•

the numerator being the sum of the UDCL Proportionate Security Amount (which is the number of securities owned by UDCL multiplied by a fraction where, with respect to any person, the numerator is the aggregate number of membership units of UDCL held by such person and the denominator is the aggregate number of membership units of UDCL held by all members of UDCL), of MSCP Funds or the Somerset Group and any other securities directly owned by any members of MSCP Funds or the Somerset Group, and

•

the denominator being the sum of the aggregate UDCL Proportionate Security Amount of MSCP Funds and the Somerset Group plus all Company securities directly owned by any members of MSCP Funds and/or the Somerset Group.

Under the Shareholders’ Agreement, should either MSCP Funds or Somerset Group have the right to increase its proportionate number of director designees, the party who is entitled to increase their proportion of director designees has the right, but not the obligation, to increase the size of the board to allow them to appoint their proportionate share of the designated directors.

As of September 14, 2009, of the eight directors of the Company there were two directors designated by MSCP Funds and one was designated by the Somerset Group Members.

Contractual restrictions on dividends and stock repurchases

As of September 14, 2009, the Revolving Credit and Security Agreement, as amended, between Union Drilling and PNC Bank, National Association, as agent for a group of lenders, dated as of March 31, 2005, as amended, referred to herein as the Loan Agreement, (i) generally prohibits the payment of dividends on any shares of common stock, unless, in general, there is not a default under the Loan Agreement and there is more than $30,000,000 in Undrawn Availability for certain periods as defined in the Loan Agreement, and (ii) generally prohibits the application of any funds, property or assets to the purchase, redemption or retirement of common stock or options to acquire common stock, unless, in general, there is not a default under the Loan Agreement and there is more than $30,000,000 in Undrawn Availability for certain periods as defined in the Loan Agreement.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by David S. Goldberg, Vice President, General Counsel and Corporate Secretary of Union Drilling, Inc.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 (No. 333-            ) under the Securities Act relating to the common stock offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.uniondrilling.com. Our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Because our common stock is listed on the NASDAQ Global Select Market, you may also inspect reports, proxy statements and other information about us at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

INFORMATION INCORPORATED BY REFERENCE

We are incorporating by reference in this prospectus the documents that we file with the SEC. This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 12, 2009, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on June 11, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 4, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 4, 2009;

•	The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2008:

(1)	Current Report on Form 8-K filed on March 6, 2009;

(2)	Current Report on Form 8-K filed on April 30, 2009;

(3)	Current Report on Form 8-K filed on June 3, 2009;

(4)	Current Report on Form 8-K filed on June 5, 2009;

(5)	Current Report on Form 8-K filed on August 3, 2009; and

(6)	Current Report on Form 8-K filed on August 11, 2009.

In addition, we incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the common stock to which the prospectus relates or the offering is otherwise terminated.

We will provide, upon written or oral request, to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost by writing to David S. Goldberg, Vice President, General Counsel and Corporate Secretary, at Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, or calling (817) 735-8793.

15,726,540 Shares

of Common Stock

Prospectus

The date of this prospectus is                     , 2009.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

SEC registration fee	$1,095
Legal fees and expenses	25,000
Accounting fees and expenses	12,500
Transfer agent and registrar fees and expenses	1,000
Printing expenses	1,000
Miscellaneous expenses	5,000

Total	$45,595

*Other than the SEC registration fee, all amounts set forth above are estimates.

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Restated Certificate of Incorporation

Article SIXTH of our Amended and Restated Certificate of Incorporation, referred to herein as the Certificate, a copy of which is filed as Exhibit 3.1 to this registration statement, provides as follows:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) under Section 174 of Delaware Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article SIXTH shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article SIXTH, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to Delaware Law.”

Article SEVENTH of the Certificate provides as follows:

“The Corporation shall indemnify to the fullest extent permitted under Delaware Law any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of the Corporation or (2) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article SEVENTH is in effect. Any repeal or amendment of this Article SEVENTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article SEVENTH. Such right shall include the right to be paid by the Corporation expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under Delaware Law. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification is not permitted under Delaware Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof or independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

The Corporation may additionally indemnify, to the fullest extent permitted by law, any employee or agent of the Corporation who is not a director or officer of the Corporation in respect of service to the Corporation or to another entity at the request of the Corporation to the extent that the Board of Directors at any time designates any such person as entitled to the benefits of this Article SEVENTH.

As used herein, the term “proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under Delaware Law.”

Restated Bylaws

Section 6.07 of our Amended and Restated Bylaws, referred to herein as the Bylaws, a copy of which is filed as Exhibit 3.2 to this registration statement provides as follows:

“Each person who at any time shall serve or shall have served as a director or officer of the Corporation (including any predecessor of the Corporation), or any person who while a director or officer of the Corporation is or was serving at the written request of the Corporation (in accordance with written procedures adopted from time to time by the Board of Directors) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Corporation as, and to the fullest extent, permitted by Section 145 of Delaware Law or any successor statutory provision, as from time to time amended. The foregoing right of indemnification and to the advancement of expenses shall not be deemed exclusive of any other rights to which those to be indemnified may be entitled as a matter of law or under any agreement, vote of stockholders or disinterested directors of the Corporation, or other arrangement.

The Corporation may additionally indemnify, to the fullest extent permitted by law, any employee or agent of the Corporation who is not a director or officer of the Corporation in respect of service to the Corporation or to another entity at the request of the Corporation to the extent that the Board of Directors at any time designates any such person as entitled to the benefits of this Section 6.07.

The Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the written request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by such person in such capacity or arising out of such person’s status in such capacity, whether or not the Corporation would have the power to indemnify such person against that liability under this Section 6.07 or Delaware Law.”

Indemnification Agreements

We have entered into Indemnification Agreements with our directors and executive officers, referred to herein as the Indemnitees. Under the terms of the Indemnification Agreements, we have generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which we have agreed to indemnify each Indemnitee if such person is, by reason of his or her status as a director, officer, employee or other agent of us or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at our request, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, including an action by us or in our right.

Furthermore, under the terms of the Indemnification Agreements, we have agreed to pay all expenses incurred by an Indemnitee in connection with any proceeding, in advance of the final disposition of such proceeding, promptly following request therefor and upon receipt of an undertaking by or on behalf of such Indemnitee to repay us for any expenses so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by us against such expenses.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) A list of the exhibits required by Item 601 of Regulation S-K to be filed as a part of this registration statement is set forth in the Index to Exhibits on page II-8, which immediately precedes such exhibits.

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on the 18th day of September, 2009.

UNION DRILLING, INC.

By:	/s/ Christopher D. Strong
Christopher D. Strong
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Christopher D. Strong and David S. Goldberg his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement on Form S-3 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 17th day of September, 2009

Signature	Title

/s/ Christopher D. Strong Christopher D. Strong	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ A.J. Verdecchia A.J. Verdecchia	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Thomas H. O’Neill, Jr. Thomas H. O’Neill, Jr.	Director

/s/ Howard I. Hoffen Howard I. Hoffen	Director

/s/ Gregory D. Myers Gregory D. Myers	Director

/s/ M. Joseph McHugh M. Joseph McHugh	Director

/s/ T.J. Glauthier T.J. Glauthier	Director

/s/ Ronald Harrell Ronald Harrell	Director

/s/ Robert M. Wohleber Robert M. Wohleber	Director

INDEX TO EXHIBITS

Exhibit Number		Description

3.1	—	Form of Amended and Restated Certificate of Incorporation of Union Drilling (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-127525) filed on August 15, 2005).

3.2	—	Form of Amended and Restated Bylaws of Union Drilling (incorporated by reference to Exhibit 3.1 to our Form 8-K (File No. 000-51630) filed on August 9, 2007).

4.1	—	Specimen Stock Certificate for the common stock, par value $0.01 per share, of Union Drilling (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (File No. 333-127525) filed on August 15, 2005).

4.2	—	Form of Shareholders’ Agreement by and among Union Drilling, Inc. and certain of its direct and indirect stockholders (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-127525) filed on October 18, 2005).

5.1*	—	Opinion of David S. Goldberg, Esq.

23.1*	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	—	Consent of David S. Goldberg, Esq. (included in his legal opinion filed as Exhibit 5.1).

24.1*	—	Power of Attorney of the Officers and Directors of Union Drilling, Inc. (included on the signature page).

*	Filed with this Registration Statement.